Exhibit 99.1

Plexus Announces $150 Million Share Repurchase Program and Confirms Fiscal Third Quarter 2016 Guidance in Advance of Investor and Analyst Day

NEENAH, WI - June 6, 2016 - Plexus (NASDAQ: PLXS), a leading electronics engineering, manufacturing and aftermarket services provider, today announced that its Board of Directors has approved a new share repurchase program authorizing the purchase of up to $150 million of its common stock.

The share repurchase program is anticipated to commence at the beginning of fiscal 2017 and is expected to be funded with existing cash and a planned expansion and extension of the Company’s current credit facility, which is expected to close by the end of fiscal 2016. The Company does not have a specific schedule or commitment for the repurchase of the shares and may repurchase shares, in amounts, at prices, and at such times as the Company deems appropriate, subject to market conditions, legal requirements, financing and other considerations.

Patrick Jermain, Senior Vice President and Chief Financial Officer, commented, “Over the past 10 years, we have reduced the number of our outstanding shares by over 25 percent. The new share repurchase program reflects our continued commitment to maximize shareholder returns through a disciplined approach of returning cash to shareholders. Details surrounding the new repurchase program will be provided during our upcoming Investor and Analyst Day.” Mr. Jermain continued, “We are confirming our prior fiscal third quarter 2016 revenue guidance of $640 to $670 million with non-GAAP diluted EPS of $0.73 to $0.81, excluding any restructuring or other non-recurring charges.”

As previously announced, Plexus is hosting an Investor and Analyst Day on June 8, 2016. The event is scheduled from 1:00 p.m. to 4:00 p.m. Eastern Time, at the Nasdaq MarketSite in New York. The event will include presentations from Todd Kelsey, Executive Vice President and Chief Operating Officer, who has recently been appointed President and Chief Executive Officer effective October 2, 2016, as well as other members of the Company’s senior leadership team. A simultaneous webcast of the event, that includes the presentation content, will be available on Plexus’ website, www.plexus.com, in the investor relations section. Following the webcast, a replay of the event will be available on the website through Friday, June 10, 2016.

Investor and Media Contact
Susan Hanson
+1.920.751.5491
susan.hanson@plexus.com
About Plexus Corp. - The Product Realization Company
Plexus (www.plexus.com) delivers optimized Product Realization solutions through a unique Product Realization Value Stream service model. This customer-focused services model seamlessly integrates innovative product conceptualization, design, commercialization, manufacturing, fulfillment and sustaining services to deliver comprehensive end-to-end solutions for customers in the America, European and Asia-Pacific regions.

Plexus is the industry leader in servicing mid-to-low volume, higher complexity customer programs characterized by unique flexibility, technology, quality and regulatory requirements. Award-winning customer service is provided to over 140 branded product companies in the Networking/Communications, Healthcare/Life Sciences, Industrial/Commercial and Defense/Security/Aerospace market sectors.

Safe Harbor and Fair Disclosure Statement
The statements contained in this press release that are guidance or which are not historical facts (such as statements in the future tense and statements including believe, expect, intend, plan, anticipate, goal, target and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties. In particular, we cannot assure any particular market reaction to repurchase shares on acceptable terms, because that reaction is not under our control and is subject to changes in the market unrelated to Plexus. Market conditions may also affect whether the repurchases are in fact accretive. In addition, the potential new financing is subject to, among other things, a decision to proceed, market conditions and the negotiation of definitive agreements relating to such arrangements, and thus cannot be assured. Other risks and uncertainties include, but are not limited to: the risk of customer delays, changes, cancellations or forecast inaccuracies in both ongoing and new programs; the lack of visibility of future orders, particularly in view of changing economic conditions; the economic performance of the industries, sectors and customers we serve; the effects of the volume of revenue from certain sectors or programs on our margins in particular periods; our ability to secure new customers, maintain our current customer base and deliver product on a timely basis; the particular risks relative to new or recent customers, programs or services, which risks include customer and other delays, start-up costs, potential inability to execute, the establishment of appropriate terms of agreements, and the lack of a track record of order volume and timing; the risks of concentration of work for certain customers; the effect of start-up costs of new programs and facilities; possible unexpected costs and operating disruption in transitioning programs, including as a result of a facility closure; the risk that new program wins and/or customer demand may not result in the expected revenue or profitability; the fact that customer orders may not lead to long-term relationships; our ability to manage successfully and execute a complex business model characterized by high product mix, low volumes and demanding quality, regulatory, and other requirements; the ability to realize anticipated savings from restructuring or similar actions, as well as the adequacy of related charges as compared to actual expenses; increasing regulatory and compliance requirements; the potential effects of regional results on our taxes and ability to use deferred tax assets and net operating losses; risks related to information technology systems and data security; the effects of shortages and delays in obtaining components as a result of economic cycles or natural disasters; the risks associated with excess and obsolete inventory, including the risk that inventory purchased on behalf of our customers may not be consumed or otherwise paid for by the customer, resulting in an inventory write-off; the weakness of areas of the global economy; the effect of changes in the pricing and margins of products; raw materials and component cost fluctuations; the potential effect of fluctuations in the value of the currencies in which we transact business; the potential effect of world or local events or other events outside our control (such as changes in energy prices, terrorism and weather events); the impact of increased competition; and other risks detailed in our Securities and Exchange Commission filings (particularly in "Risk Factors" in our fiscal 2015 Form 10-K).